Press Release #201703	FOR IMMEDIATE RELEASE	January 31, 2017

Enertopia Engages Peloton AG

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce it has engaged Peloton AG out of Einsiedeln, Switzerland in property and project procurement.

Pelton AG’s property consultants have been reviewing and vetting South American Lithium projects and Enertopia is appreciative of the hard work the consultants have shown to date. As a result the Board of Enertopia has agreed to grant 1,500,000 options to Pelton AG at $0.07 USD that are valid for 5 years.

The options, which vest immediately, and the common shares issuable upon exercise will be subject to applicable regulatory hold periods in the United States and Canada. Also standard success finders fees approved by the CSE may be payable on properties or project financings.

“Enertopia looks forward in receiving the results of the Lithium recovery bench test analysis. We are continuing our ongoing exploration work at our three Nevada Lithium brine projects and continued due diligence in the mineral sector. Modern technology is revolutionizing ways and providing a better way to mine and protect our environment. We are enthusiastic in becoming leaders in this evolution,” Stated President and CEO Robert McAllister

About Enertopia

Enertopia is exploring a portfolio of three prospective lithium projects in Nevada and reviewing other mineral projects, while concurrently working with water purification technology partner GWT using patent pending technology that is believed able to recover Lithium from brine solutions.

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its technology, mining projects, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release